Appendix K

Independent Auditor’s Report

English Translation of a Report Originally Issued in Korean

To the Shareholders and the Board of Directors of

Woori Finance Holdings Co., Ltd.:

We have audited the accompanying separate financial statements of Woori Finance Holdings Co., Ltd. (the “Company”). The financial statements consist of the separate statements of financial position as of December 31, 2011, December 31, 2010 and January 1, 2010, respectively, and the related separate statements of comprehensive income, changes in equity and cash flows, all expressed in Korean won, for the years ended December 31, 2011 and 2010, respectively. The Company’s management is responsible for the preparation and fair presentation of the separate financial statements and our responsibility is to express an opinion on these separate financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011, December 31, 2010 and January 1, 2010, respectively, and the results of its operations and its cash flows for the years ended December 31, 2011 and 2010, respectively, in conformity with Korean International Financial Reporting Standards (“K-IFRS”).

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying separate financial statements are not intended to present the financial position, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying separate financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

March 21, 2012

Notice to Readers

This report is effective as of March 21, 2012, the auditor’s report date. Certain subsequent events or circumstances may have occurred between the auditor’s report date and the time the auditor’s report is read. Such events or circumstances could significantly affect the separate financial statements and may result in modifications to the auditor’s report.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2011, DECEMBER 31, 2010 AND JANUARY 1, 2010

	December 31, 2011	December 31, 2010	January 1, 2010
	(Korean Won in millions)
ASSETS
Cash and cash equivalents (Notes 5 and 28)	33,538	65,346	23,267
Loans and receivables (Notes 4, 6, 7 and 28)	36,691	31,131	170,025
Investments in subsidiaries and associates (Note 8)	17,825,203	17,383,228	17,350,078
Fixed assets (Notes 9 and 27)	515	593	684
Intangible assets (Note 10)	29	34	23
Deferred tax assets (Note 24)	2,158	1,128	—
Other assets (Notes 11, 13 and 28)	204,871	127,448	1,172

Total assets	18,103,005	17,608,908	17,545,249

LIABILITIES
Borrowings (Note 12)	—	—	60,000
Debentures (Notes 4, 7 and 12)	3,653,968	3,654,843	3,744,156
Retirement benefit obligation (Notes 13 and 28)	—	—	661
Current tax liability (Note 24)	201,361	124,079	—
Other financial liabilities (Notes 7, 14 and 28)	30,632	23,889	19,285
Other liabilities (Note 14)	2,823	1,926	385

Total liabilities	3,888,784	3,804,737	3,824,487

EQUITY
Common stock (Note 15)	4,030,077	4,030,077	4,030,077
Hybrid securities (Note 16)	309,010	—	—
Capital surplus (Note 15)	109,026	109,025	109,025
Other equity (Note 17)	(14)	(18)	(18)
Retained earnings (Note 18)	9,766,122	9,665,087	9,581,678

Total equity	14,214,221	13,804,171	13,720,762

Total liabilities and equity	18,103,005	17,608,908	17,545,249

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
	(Korean Won in millions, except for earning per share data)
NET INTEREST INCOME (EXPENSE) (Notes 19 and 28)
Interest income	8,028	8,999
Interest expense	222,337	244,935

	(214,309)	(235,936)

NET FEES INCOME (Note 20 and 28)
Fees income	65,698	35,626
Fees expense	7,846	5,644

	57,852	29,982

DIVIDEND INCOME (Notes 21 and 28)	516,008	407,130
REVERSAL OF IMPAIRMENT LOSS ON CREDIT LOSS (Note 22)	1	843
OTHER NET OPERATING EXPENSES (Notes 23 and 28)	(56,102)	(39,137)

OPERATING INCOME (Note 26)	303,450	162,882
INCOME BEFORE INCOME TAX	303,450	162,882
INCOME TAX EXPENSE (INCOME) (Note 24)	(1,030)	(1,128)

NET INCOME	304,480	164,010

OTHER COMPREHENSIVE INCOME, NET OF TAX	—	—

COMPREHENSIVE NET INCOME	304,480	164,010

EARNING PER SHARE (Note 25)
Basic and diluted earning per share	375	203

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Common	Hybrid	Capital	Other	Retained
	stock	securities	surplus	equity	earnings	Total
	(Korean Won in millions)
January 1, 2010	4,030,077	—	109,025	(18)	9,581,678	13,720,762
Dividends	—	—	—	—	(80,601)	(80,601)
Net income	—	—	—	—	164,010	164,010

December 31, 2010	4,030,077	—	109,025	(18)	9,665,087	13,804,171

January 1, 2011	4,030,077	—	109,025	(18)	9,665,087	13,804,171
Dividends	—	—	—	—	(201,503)	(201,503)
Dividends of hybrid securities	—	—	—	—	(1,942)	(1,942)
Net income	—	—	—	—	304,480	304,480
Issue of hybrid securities	—	309,010	—	—	—	309,010
Disposal of treasury stock	—	—	1	4	—	5

December 31, 2011	4,030,077	309,010	109,026	(14)	9,766,122	14,214,221

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Years ended December 31
	2011	2010
	(Korean Won in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	304,480	164,010
Adjustment to net income:	(302,729)	(172,322)
Income tax expense (income)	(1,030)	(1,128)
Interest income	(8,028)	(8,999)
Interest expense	222,337	244,935
Dividend income	(516,008)	(407,130)
Depreciation	294	264
Amortization	5	8
Retirement benefit	2,263	981
Reversal of impairment loss on credit loss	(1)	(843)

Changes in operating assets and liabilities:	121,757	142,176
Decrease in loans and receivables	119,481	141,856
Decrease (increase) in other assets	1,037	(2,064)
Decrease in retirement benefit obligation	(2,276)	(1,776)
Increase in other financial liabilities	3,782	2,619
Increase (decrease) in other liabilities	(267)	1,541

Cash received from operating activities:	180,522	174,081
Payment of income tax	(124,078)	—
Interest income received	7,067	6,880
Interest expense paid	(218,475)	(239,929)
Dividend income received	516,008	407,130

Net cash provided by operating activities	306,591	308,355

(Continued)

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Years ended December 31
	2011	2010
	(Korean Won in millions)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of investments in subsidiaries and associates	441,970	33,150
Acquisition of fixed assets	216	172
Acquisition of intangible assets	—	19

Net cash used in investing activities	(442,186)	(33,341)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issue of debentures	1,186,280	797,666
Increase in borrowings	10,000	100,000
Issue of hybrid securities	309,010	—
Redemption of debentures	(1,190,000)	(890,000)
Redemption of borrowings	(10,000)	(160,000)
Payment of dividends	(201,503)	(80,601)

Net cash provided by (used in) financing activities	103,787	(232,935)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(31,808)	42,079
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	65,346	23,267

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	33,538	65,346

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD

NOTES TO SEPARATE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

1.	GENERAL

Woori Finance Holdings Co., Ltd. (hereinafter referred to “Woori Finance Holdings” or the “Company”) was incorporated on March 27, 2001, to manage the following five financial institutions: Woori Bank, Kyongnam Bank, Kwangju Bank, Woori Credit Card Co., Ltd. (formerly known as Peace Bank of Korea which merged into Woori Bank on March 31, 2004) and Woori Investment Bank (merged into Woori Bank on July 31, 2003), whose shares were contributed to the Company by the Korea Deposit Insurance Corporation (the “KDIC”) in accordance with the provisions of the Financial Holding Company Act. As a result of its functional restructuring, the Company owns 10 subsidiaries including Woori Bank and 133 second-tier subsidiaries including Woori Credit Information Co., Ltd. as of December 31, 2011.

As its incorporation, the Company’s stock amounted to ￦3,637,293 million, consisting of 727,458,609 common shares (￦5,000 per share) issued. As a result of several capital increases, exercise of warrants and conversion rights since incorporation, as of December 31, 2011, the Company’s stock amounted to ￦4,030,077 million, consisting of 806,015,340 common shares issued and outstanding of which KDIC owns 459,198,609 shares (56.97% ownership).

On June 24, 2002, the Company listed its common shares on the Korea Exchange. On September 29, 2003, the Company registered with the Securities and Exchange Commission in the United States of America and listed its American Depositary Shares on the New York Stock Exchange.

2.	SIGNIFICANT BASIS OF PREPARATION AND ACCOUNTING POLICIES

(1) Basis of presentation of financial statements

The Company has adopted the Korean International Financial Reporting Standards (“K-IFRS”) for the annual period beginning on January 1, 2011 and the accompanying separate financial statements are prepared on K-IFRS. In accordance with K-IFRS 1101 First-time adoption of International Financial Reporting Standards, the transition date to K-IFRS is January 1, 2010. An explanation of how the transition to K-IFRS has affected the separate statements of financial position as of January 1, 2010 (date of transition) and December 31, 2010, and the separate statements of comprehensive income for the year ended December 31, 2010 of the Company is provided in Note 30 “Transition Effects of K-IFRS.”

The Company maintains its official accounting records in Korean Won and prepares separate financial statements in conformity with K-IFRS, in the Korean language (Hangul). Accordingly, these separate financial statements are intended for use by those who are informed about K-IFRS and Korean practices. The accompanying separate financial statements have been condensed, restructured and translated into English with certain expanded descriptions from the Korean language financial statements.

Major accounting policies used for the preparation of the separate financial statements are stated below. Unless stated otherwise, these accounting policies have been applied consistently to the separate financial statements for the current period and accompanying comparative period.

The Company’s financial statement has been filled out based on the historical cost method except for specific non-current assets and financial assets. The historical cost is generally measured by fair value of acquired assets.

The Company is measuring items in financial statements by using the currency functional currency in the major economic environment in which operating activities occur, and the functional currency is Korean Won.

The Company has not applied the following new and revised IFRSs that have been issued but are not yet effective:

Amendments to K-IFRS 1107 Disclosures – Transfers of Financial Assets

The amendments to K-IFRS 1107 increase the disclosure requirements for transactions involving transfers of financial assets. These amendments are intended to provide greater transparency around risk exposures when a financial asset is transferred but the transferor retains some level of continuing exposure in the asset. It will be applied for annual periods beginning on or after July 1, 2011.

Amendments to K-IFRS 1012 Deferred Tax – Recovery of Underlying Assets

Under the amendments, investment properties that are measured using the fair value model in accordance with K-IFRS 1040 Investment Property and property and equipment that are measured using revaluation model in accordance with K-IFRS 1016 Property, plant and equipment are presumed to be recovered through sale for the purposes of measuring deferred taxes. It will be applied for annual periods beginning on or after January 1, 2011.

Amendments to K-IFRS 1019 – Employee Benefits

The amendments to K-IFRS 1019 relates to eliminate on of the ‘corridor approach’ permitted under the previous version of K-IFRS 1019 and accelerate the recognition of past service costs. The amendments to K-IFRS 1019 are effective for annual periods beginning on or after January 1, 2013.

Enactment of K-IFRS 1113 Fair Value Measurement

K-IFRS 1113 establishes a single source of guidance for fair value measurements and disclosures about fair value measurements. K-IFRS 1113 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted.

The Company anticipates that the amendments and enactment listed above may not have significant impact on the Company’s financial statements.

On the other hand, the separate financial statements are approved by the board of directors is on March 8, 2012.

(2) Investment in subsidiaries, jointly controlled entities and associates

The accompanying financial statements are the Company’s separate financial statements in accordance with K-IFRS 1027 Consolidated and Separate Financial Statements, K-IFRS 1028 Investments in Associates and K-IFRS 1031 Interests in Joint Ventures. The separate financial statements present the investment in subsidiaries, jointly controlled entities or associates, based on the acquisition cost. The Company accounts for the investments in subsidiaries, jointly controlled entities or associates at cost, except when the investment is classified as held for sale, in which case it is accounted for in accordance with K-IFRS 1105 Non-current Assets Held for Sale and Discontinued Operations. The Company recognizes dividends from subsidiaries, jointly controlled entities or associates in net income in the separate financial statements when its right to receive the dividend is established.

When there is indication of impairment, the entire carrying amount of investment (including goodwill) in a subsidiary, a jointly controlled entity or an associate is tested for impairment in accordance K-IFRS 1036 Impairment of Assets as a single asset by comparing its recoverable amount (higher of fair value less costs to sell and value in use) with its carrying amount. An impairment loss recognized is not allocated to any asset (including goodwill), which forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognized in accordance with K-IFRS 1036 to the extent that the recoverable amount of the investment subsequently increases.

(3) Fixed Assets

Fixed assets are stated at cost less subsequent accumulated depreciation and accumulated impairment losses. The cost of an item of fixed assets is directly attributable to their purchase or construction, which includes any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. It also includes the initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Subsequent costs to replace part of the fixed assets are recognized in carrying amount of an asset or as an asset if it is probable that the future economic benefits associated with the assets will flow into the Company and the cost of an asset can be measured reliably. The carrying amount of the replaced part is eliminated from the books. Routine maintenance and repairs are expensed as incurred.

Fixed assets are depreciated on a straight-line basis on the estimated economic useful lives as follows:

Estimated useful lives
Structures in leased office	5 years
Properties for business purposes	5 years

The Company assesses the depreciation method, the estimated useful lives and residual values of fixed assets at the end of each annual reporting period. If expectations differ from previous estimates, the changes are accounted for as a change in an accounting estimate. When the carrying amount of a fixed asset exceeds the estimated recoverable amount, the carrying amount of such asset is reduced to the recoverable amount.

(4) Intangible assets

Intangible assets are stated at the manufacturing cost or acquisition cost plus additional incidental expenses less accumulated amortization and accumulated impairment losses. The Company’s software and industrial property right (trademark) are amortized over five years using the straight-line method. The estimated useful life and amortization method are reviewed at the end of each reporting period. If expectations differ from previous estimates, the changes are accounted for as a change in an accounting estimate.

(5) Impairment of non-financial assets

Intangible assets with indefinite useful lives or intangible assets that are not yet available for use are tested for impairment annually, regardless of whether or not there is any indication of impairment. All other assets are tested for impairment when there is an objective indication that the carrying amount may not be recoverable, and if the indication exists, the Company estimates the recoverable amount. Recoverable amount is measured by the higher of net fair value less costs to sell and utility value. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and such impairment loss is recognized immediately in net income.

(6) Financial assets and financial liabilities

1) Classification of financial assets

Financial assets are classified into the following categories depending on the nature and purpose of possession: financial assets at fair value through profit or loss (“FVTPL”), loans and receivables, available-for-sale (“AFS”) financial assets and held-to-maturity (“HTM”) financial assets.

a) Financial assets at FVTPL

Financial assets are classified as at FVTPL when the financial asset is held for trading or is designated at FVTPL at initial recognition. All derivatives including the embedded derivatives, which are separated from the host contract, are classified as trading securities, unless they are designated and effective hedging instruments.

A financial asset other than a financial asset held for trading may be designated as at FVTPL upon initial recognition if:

–	such designation eliminates or significantly reduces a recognition or measurement inconsistency that would otherwise arise; or

–	the financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Company’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

–	it forms part of a contract containing one or more embedded derivatives, and K-IFRS 1039 Financial Instruments: Recognition and Measurement permits the entire hybrid (combined) contract to be designated as at FVTPL.

b) Loans and receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.

c) AFS financial assets

Non –derivatives financial assets that are not classified as at HTM; held-for-trading; designated as at FVTPL; or loans and receivables are classified as at AFS.

d) HTM financial assets

HTM investments are non-derivative financial assets with fixed or determinable payments and fixed maturity dates that the Company has the positive intent and ability to hold to maturity.

2) Classification of financial liabilities

Financial liabilities are classified as either financial liabilities at FVTPL or other financial liabilities measured at amortized costs.

a) Financial liabilities at FVTPL

Financial liabilities as at FVTPL include a financial liability held for trading and a financial liability designated at FVTPL. All derivatives including the embedded derivatives separated from the host contract are classified as financial liabilities held for trading unless they are designated and effective hedging instruments.

The criteria for designation of financial liabilities at FVTPL upon initial recognition are the same as those of financial assets at FVTPL.

b) Financial liabilities measured at amortized costs

Financial liabilities that are not classified as at FVTPL are measured at amortized costs. Deposits and debt securities that are not designated as at FVTPL are classified as financial liabilities measured at amortized costs.

3) Recognition and Measurement

The Company recognizes a financial asset at trade date. All types of financial instruments, except financial assets/liabilities at FVTPL, are measured at fair value at initial recognition and transaction costs that are directly attributable to the acquisition (issuance) are added to or deducted from the fair value. Financial assets/liabilities at FVTPL are initially recognized at fair value and transaction costs directly attributable to the acquisition (issuance) are recognized in the statement of comprehensive income.

Financial assets/liabilities at FVTPL and AFS financial assets are subsequently measured at fair value. HTM financial assets, loans and receivables and other financial liabilities are measured at amortized costs using the effective interest rate method.

Gains or losses arising from changes in the fair value of the financial assets/liabilities at FVTPL are presented in the statement of comprehensive income during the period in which they arise. Changes in the fair value of monetary and non-monetary securities, which are classified as AFS financial assets, are recognized in other comprehensive income. Changes in the fair value of AFS monetary assets denominated in a foreign currency are comprised of exchange differences on amortized costs and other carrying value fluctuation. Exchange differences on AFS monetary assets are recognized in net income and changes in carrying value that is not related to the exchange differences are recorded in other comprehensive income.

Dividends income of financial assets at FVTPL and AFS financial assets is recognized in net income when the Company’s right to receive the dividend is established.

Where the AFS financial asset is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in other comprehensive income is reclassified to net income.

4) Derecognition of financial assets

The Company derecognizes a financial asset when the contractual right to the cash flows from the asset is expired, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another company. If the Company neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Company recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. The Company derecognizes financial liabilities when, and only when, the Company’s obligations are discharged, cancelled or they expire.

(7) Offsetting financial instruments

Financial assets and liabilities are presented net in the separate statements of financial position when the Company has an enforceable legal right to set off and an intention to settle on a net basis or to realize an asset and settle the liability.

(8) Impairment of the financial assets

1) Assets measured at amortized costs

The Company assesses at the end of each reporting period whether there is any objective evidence that a financial asset (or a group of financial assets) is impaired. A financial asset (or a group of financial assets) is considered to be impaired when there is objective evidence of impairment loss as a result of one or more events (hereinafter the “loss event”) that occurred after the initial recognition and the estimated future cash flows of the financial asset have been affected.

The criteria used to determine whether there is loss event include:

–	significant financial difficulty of the issuer or obligor;

–	a breach of contract, such as a default or delinquency in interest or principal payments;

–	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

–	it becoming probability that the borrower will enter bankruptcy or financial re-organization;

–	the disappearance of an active market for the financial asset due to financial difficulties; or

–	observable data indicating that there is a measurable decrease in the estimated future cash flows of a group of financial assets after initial recognition, although the decrease in the estimated future cash flows of individual financial assets included in the group is not identifiable.

For individually significant financial assets, the Company assesses whether loss event exists individually, and it assesses either individually or collectively for impairment of financial assets that are not significant. If there is no loss event exists for financial assets individually assessed, the Company includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets for which the Company recognizes impairment based on an individual assessment or impairment loss is continuously recognized are not subject to a collective impairment assessment.

The amount of impairment loss is the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit loss that are not yet incurred), which is discounted at the financial asset’s original effective interest rate. The amount of impairment loss is reduced directly from the asset’s carrying value or by using a provision account, and it is recognized in net income.

For loans and receivables or HTM financial assets with a variable interest rate, the current effective interest rate, which is determined under the contract, is used to measure impairment loss.

Whether collateral inflow is probable or not, the present value of the estimated future cash flows of collateralized financial asset is calculated as the cash flows, which may arise from collateral inflow, less costs of acquiring and selling collateral.

Future cash flows for a group of financial assets that are collectively assessed for impairment are estimated based on the historical loss experience of assets having credit risk characteristics, similar to those in the group of financial assets. If historical loss experience is not enough or not existed, similar corporation’s comparable historical loss experience of a group of financial assets is used. The effects of current conditions that do not have an impact in the historical loss experience period are reflected and the historical loss experience is adjusted based on the current observable data in order to remove the effects of conditions that currently do not exist but existed in the historical loss experience period.

For a collective assessment for impairment, financial assets are classified based on similar credit risk characteristics (i.e. based on the assessment of credit risk or grading process, considering asset type, industry, geographical location, collateral type, past-due status, and other relevant elements) indicating the debtor’s ability to pay all amounts of debt under the contractual terms. These characteristics are relevant to the estimation of future cash flows for groups of such assets as being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

When estimating the changes in future cash flows, observable data (i.e. an impairment loss arisen from a group of assets, an unemployment rate indicating the loss and its parameter, asset price, product price, or payment status) need to be consistently reflected. The methodology and assumptions used for estimating future cash flows are reviewed regularly to reduce the difference between loss estimates and actual loss experience.

When the amount of impairment loss decreases subsequently and the decrease is related to an event occurred after the impairment is recognized (i.e. an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed directly from or by adjusting the provision account. The reversed amount is recognized in net income.

2) AFS financial assets

The Company assesses at the end of each reporting period whether there is objective evidence that the Company’s financial asset (or a group of financial assets) is impaired. For debt securities, the Company uses the criteria refer to (8)-1) above.

For equity investments classified as AFS financial assets, a significant or prolonged decline in the fair value below cost is an objective evidence of impairment. The Company recognizes other comprehensive loss when the current fair value of the AFS financial asset is decreased. When the fair value of an AFS financial asset is decreased below its acquisition cost which is considered an objective evidence of impairment, the cumulative loss, amounting to the difference between the acquisition cost and the current fair value, is removed from other comprehensive income and recognized in net income as an impairment loss. For AFS equity instruments, impairment losses recognized in net income are not reversed through net income. When the fair value of AFS debt instrument increases in a subsequent period and the evidence is objectively related to an event occurred after recognizing the impairment loss, the impairment loss is reversed and recognized in net income.

(9) Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and highly liquid investment assets that are readily convertible to known amounts of cash and subject to an insignificant risk of changes in value.

(10) Equity

Common stock is classified as equity and mandatorily redeemable preferred stock is classified as a liability. Direct expenses relevant to issuance of new stock and stock option are recognized as a deduction from equity, net of tax effects.

When the Company purchases its common stock (treasury stock), payment including direct transaction cost (net of tax) is recognized as a deduction from the Company’s equity until the common stock is disposed of or reissued. In the case of reissuance of the treasury stock, received amount (net of direct transaction costs and relevant tax) is included in equity attributable to the Company’s shareholders.

(11) Fee income

The Company’s revenue includes brand royalty income. If the Company can measure the amounts of revenue reliably and it is probable that future economic benefits can flow to the Company, revenue is recognized on an accrual basis in accordance with the economic substance of the relevant contract.

(12) Income tax expense

Income tax consists of current and deferred income tax. Income tax is recognized in net income except when it relates to elements recognized in other comprehensive income or directly in equity. Current income tax liabilities (assets) is measured at the amount expected to be paid to taxation authorities (recovered from taxation authorities) using the tax rates and tax laws that have been enacted by the reporting date or substantively enacted.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the separate financial statements and the corresponding tax bases used in the computation of taxable profit. However, the Company does not recognize deferred tax arising on the initial recognition of an asset or a liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither accounting profit nor taxable profit. Deferred taxes are determined using tax rates and laws that have been enacted by the reporting date - the date when the relevant deferred tax assets are realized and the deferred tax liabilities are settled - or substantially enacted.

Deferred tax assets are recognized if future taxable profits are probable so that the temporary differences can be used.

Deferred tax assets in accordance with the related investments in subsidiaries and associates are recognized except where the timing of the reversal of the temporary difference can be controlled and it is probable that the expected future temporary difference does not reverse.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and current tax liabilities and when the deferred tax assets and liabilities are relevant to income taxes levied by the same taxation authorities.

In accordance with the Korean Corporate Tax Act, the Company and its 100%-owned domestic subsidiaries have filed a consolidated tax return. Accordingly, the Company recognizes total corporate income tax due that it will pay on behalf of its subsidiaries as a current tax liability and the amounts due from subsidiaries as loans and receivables.

(13) Employee benefits

1) Short-term employee benefits

The Company recognizes the undiscounted amount of short-term employee benefits expecting payment in exchange for the services, when employee renders services. Also, the Company recognizes expenses and liabilities in the case of accumulating compensated absences, when the employees render service that increases their entitlement to future compensated absences. Though the Company may have no legal obligation to pay a bonus, considering some cases, the Company has a practice of paying bonuses. In such cases, the Company has a constructive obligation, and thus recognizes expenses and liabilities when the employees render service.

2) Retirement benefits

The Company operates defined benefit plans.

For defined benefit plans, the liability recognized in the separate statements of financial position is the present value of the current defined benefit obligation at the date of the separate statement of financial position, less the fair value of plan assets, as adjusted for unrecognized past service cost.

The defined benefit obligation is calculated on an annual basis by independent actuaries using the projected unit credit method. The present value of defined benefit obligations is expressed in a currency in which retirement benefits will be paid and is calculated by discounting expected future cash outflows with the interest rate of high quality corporate bonds which maturity is similar to the payment date of retirement benefit obligations.

Actuarial gains and losses arising from the differences between changes in actuarial assumptions and what has actually occurred are recognized in profit or loss in the period in which they occur.

(14) Interest income and expense recognition

Interest income and expense from held-to-maturity financial assets, loans and receivables, and other financial liabilities measured at amortized cost, are recognized on an accrual basis using the effective interest method.

Effective interest method is the method of calculating the amortized cost of financial assets or liabilities and allocating the interest income or expense over the relevant period. The effective interest rate reconciles the expected future cash in and out through the expected life of financial instruments or shorter period if appropriate, and net carrying value of financial assets or liabilities. When calculating the effective interest rate, the Company estimates future cash flows considering all contractual terms of the financial instruments such as prepayment option, except the loss on future credit risk. Also, effective interest rate calculation reflects commission, points (only responsible for the effective interest rate) that are paid or earned between contracting parties, transaction costs, and other premiums and discounts.

(15) Earnings per share (“EPS”)

Basic EPS is calculated by earnings subtracting the dividends paid to holders of preferred stock and hybrid securities from the net income attributable to ordinary shareholders from the statements of comprehensive income and dividing by the weighted average number of common shares outstanding. Diluted EPS is calculated by adjusting the earnings and number of shares for the effects of all dilutive potential common shares.

3.	SIGNIFICANT ACCOUNTING ESTIMATES AND ASSUMPTIONS

The significant accounting estimates and assumptions are continually evaluated and are based on historical experience and various factors including expectations of future events that are considered to be reasonable. Actual results can differ from those estimates based on such definitions. The following are the accounting estimates and assumptions that have a significant risk of causing changes to the carrying amounts of assets and liabilities within the next accounting period.

(1) Income taxes

The Company estimates income tax provision based on its operating activities through December 31, 2011 as current and deferred income taxes. The actual income taxes payment may differ from the income tax provision recognized and the difference could be material.

(2) Fair value of financial instruments

The fair value of financial instruments that are not traded in active markets is measured by using valuation techniques. The Company uses its judgment to select a variety of valuation techniques and makes assumptions based on the market conditions as of December 31, 2011.

(3) Impairment loss on financial assets

The Company recognizes impairment losses on financial assets by assessing the occurrence of loss events or it assesses impairment for a group of financial assets with similar credit risk characteristics. Impairment loss for financial assets is the difference between such assets’ carrying value and the present value of estimated recoverable cash flows. The estimation of future cash flows requires management judgment.

4.	RISK MANAGEMENT

The Company’s operating activity is exposed to various financial risks; hence, the Company is required to analyze and assess the level of complex risks, determine the permissible level of risks or to manage the risks. The Company’s risk management procedure is set for improvement in the quality of assets held and investments by making a decision about how to avoid or mitigate risks through the identification of the cause of the potential risk and its impact.

The Company has established an approach to manage the acceptable level of risks to the Company and eliminate the excessive risks in financial instruments in order to maximize the profit given the risks present, for which the Company has implemented processes for risk recognition, measurement and assessment, control, and monitoring and reporting.

The risk management department of the Company manages risks based on the Company’s policy. The risk management committee makes the decision on its risk strategy such as allocation of capital at risk and establishment of risk limit.

(1) Credit risk

Credit risk represents the possibility of financial loss incurred when the counterparty fails to fulfill its contractual obligations. The goal of credit risk management is to maintain the Company’s credit risk exposure to a permissible degree and to optimize its rate of return considering such credit risk.

1) Credit risk management

In order to measure its credit risk, the Company considers the possibility of failure in performing its obligation to its counterparties, credit exposure of the counterparty and the related default risk, and the rate of default loss. The Company uses credit rating model to assess the possibility of counterparty’s default risk and when assessing the obligor’s credit grade, the Company utilizes a grade derived using statistical methods other than using the obligor’s financial statements and exercising management’s judgment.

2) Credit line management

The Company establishes the appropriate credit line per co-obligor, company and industry to manage credit risk and considers the management of co-obligors, total exposures and loan portfolios when a loan is approved.

3) Credit risk mitigation

The Company mitigates credit risk resulting from the obligor’s credit condition by using financial and physical collateral, guarantees, netting agreements and credit derivatives. The Company has adopted the entrapment method acknowledged by BASEL II standards to mitigate its credit risk. Credit risk mitigation is reflected in qualifying financial collateral, trade receivables, guarantees, residential and commercial real estate and other collaterals. The Company regularly performs a revaluation of collateral reflecting such credit risk mitigation.

4) Maximum exposure to credit risk

The Company’s maximum exposure to credit risk is as follows in carrying amounts (Unit: Korean Won in millions):

	December 31, 2011
	Banks	Companies	Total
Loans neither overdue nor impaired	34,178	2,517	36,695
Loans overdue but not impaired	—	—	—
Impaired loans	—	—	—

Total	34,178	2,517	36,695

Provisions for bad debts	—	4	4

Net amount	34,178	2,513	36,691

	December 31, 2010
	Banks	Companies	Total
Loans neither overdue nor impaired	29,774	1,363	31,137
Loans overdue but not impaired	—	—	—
Impaired loans	—	—	—

Total	29,774	1,363	31,137

Provisions for bad debts	—	6	6

Net amount	29,774	1,357	31,131

	January 1, 2010
	Banks	Companies	Total
Loans neither overdue nor impaired	30,861	140,013	170,874
Loans overdue but not impaired	—	—	—
Impaired loans	—	—	—

Total	30,861	140,013	170,874

Provisions for bad debts	—	849	849

Net amount	30,861	139,164	170,025

Above financial assets are all maintained at or above the permissible level of credit rating.

(2) Market risk

Market risk is the possible risk of loss arising from trading activities in the volatility of market factors such as interest rates, stock prices and foreign exchange rates.

Market risk occurs as a result of changes in the interest rates and foreign exchange rates for financial instruments that are not yet settled, and all contracts are exposed to a certain level of volatility according to the changes in the interest rates, credit spreads, foreign exchange rates and the price of equity securities.

1) Market risk management

For trading activities, the Company makes judgment to avoid, bear or mitigate risks by identifying the underlying source of the risks: measuring parameters and evaluating their appropriateness.

2) Market risk measurement

The Company uses both a standard model and an internal model approach to measure market risk. A standard risk measurement model is used to calculate individual market risk of owned capital, while an internal risk measurement model is used to calculate general capital market risk and it is used to measure internal risk.

3) Risk limit management

As of December 31, 2011 and 2010 and January 1, 2010, the Company is not exposed to market risk in connection with trading activities.

4) Sensitivity analysis of market risk

The Company performs the sensitivity analysis for trading and non-trading activities. As of December 31, 2011 and 2010 and January 1, 2010, the Company is exposed only to interest rate risk from non- trading activities.

Based on market risk sensitivity analysis of non- trading activities, Earning at Risk (“EaR”) and Value at Risk (“VaR”) are as follows (Unit: Korean Won in millions):

December 31, 2011		December 31, 2010		January 1, 2010
EaR	VaR	EaR	VaR	EaR	VaR
(18,863)	(157,009)	(22,702)	(168,350)	(14,597)	(138,619)

5) Other market risk

The Company’s Cash flows maturities as of December 31, 2011, December 31, 2010 and January 1, 2010 are as follows: (Unit: Korean Won in millions):

		Total	Within 3 months	3 to 6 months	6 to 9 months	9 to 12 months	1 to 5 years
December 31, 2011	Loans and receivables	1,040	—	—	—	1,040	—
	Debentures	4,106,100	146,424	264,676	290,978	237,566	3,166,456

December 31, 2010	Loans and receivables	1,044	—	—	—	1,044	—
	Debentures	4,153,983	50,596	368,866	263,363	570,492	2,900,666

January 1, 2010	Loans and receivables	150,740	—	—	—	104,376	46,364
	Debentures	4,326,752	59,732	309,422	355,739	390,966	3,210,893

Cash flows in the table above include both principal and interest.

(3) Liquidity risk

Liquidity risk refers to the risk that the Company may encounter difficulties in meeting obligations from its financial liabilities.

1) Liquidity risk management

Liquidity risk management is to prevent potential cash shortage as a result of the mismatching of uses of funds (liabilities) and sources of funds (assets) or unexpected cash outflows. All assets and liabilities on the separate statements of financial position and derivative financial instruments off-balance sheet are subject to liquidity risk management.

Assets and liabilities are grouped by respective accounts under Asset Liability Management (“ALM”) in accordance with the characteristics of the accounts. The Company manages liquidity risk by identifying the maturity gap and gap ratio through various cash flows analysis (i.e. based on remaining maturity, contract period, etc.); while maintaining the gap ratio at or below the an set limit.

2) Maturity analysis of non-derivative financial liabilities

The Company’s maturity analysis of non-derivative financial liabilities, according to the remaining maturity as of December 31, 2011, December 31, 2010 and January 1, 2010 are as follows (Unit: Korean Won in millions):

		Total		Within 3 months	3 to 6 months	6 to 9 months	9 to 12 months	1 to 5 years
December 31, 2011	Debentures	￦	4,106,100	146,424	264,676	290,978	237,566	3,166,456
	Other financial liabilities		30,632	30,632	—	—	—	—

December 31, 2010	Debentures		4,153,983	50,596	368,866	263,363	570,492	2,900,666
	Other financial liabilities		23,889	23,889	—	—	—	—

January 1, 2010	Debentures		4,326,752	59,732	309,422	355,739	390,966	3,210,893
	Other financial liabilities		19,285	19,285	—	—	—	—

Above maturity analysis assumes that the contractual maturity is the same as the expected maturity and includes both principal and interest cash flows.

(4) Capital risk management

Pursuant to Financial Holding Company Supervisory Regulation, the Company calculates and manages the debt ratio as ‘total liability divided by total equity subtracting regulatory reserve for bad debt’; and calculates the dual leverage ratio as ‘total invested amount on subsidiaries divided by total equity subtracting regulatory reserve for bad debt’, for capital risk management purposes.

Debt ratio and dual leverage ratio are as follows:

December 31, 2011		December 31, 2010		January 1, 2010
Debt ratio	Dual leverage ratio	Debt ratio	Dual leverage ratio	Debt ratio	Dual leverage ratio
27.33%	125.38%	27.56%	125.93%	27.87%	126.45%

5.	CASH AND CASH EQUIVALENTS

Details of cash and cash equivalents are as follows (Unit: Korean Won in millions):

	December 31, 2011	December 31, 2010	January 1, 2010
Demand deposit	33,538	65,346	23,267

6.	LOANS AND RECEIVABLES

(1) Details of loans and receivables are as follows (Unit: Korean Won in millions):

	December 31, 2011	December 31, 2010	January 1, 2010
Deposits	—	98	—
Loans	1,000	1,000	140,000
Provisions for bad debts	(5)	(6)	(849)
Receivables	1,460	413	81
Accrued income	57	40	13
Telex and telephone subscription rights	—	25	25
Refundable rent deposits	36,175	32,502	31,604
Present value discount on refundable deposits	(1,996)	(2,941)	(849)

	36,691	31,131	170,025

(2) Details of changes in provisions for bad debts are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Beginning balance	6	849
Reversal	(1)	(843)

Ending balance	5	6

7.	THE FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

Fair value and book value of financial assets and liabilities measured at amortized costs are as follows (Unit: Korean Won in millions):

		December 31, 2011		December 31, 2010		January 1, 2010
		Fair Value	Book Value	Fair Value	Book Value	Fair Value	Book Value
Financial assets	Loans and receivables (*1)	36,691	36,691	31,131	31,131	170,025	170,025
Financial liabilities	Debentures	3,758,636	3,653,968	3,798,124	3,654,843	3,850,788	3,744,156
	Other financial liabilities (*1)	30,632	30,632	23,889	23,889	19,285	19,285

		3,789,268	3,684,600	3,822,013	3,678,732	3,870,073	3,763,441

(*1)	As the Company considers the difference between the book value to be no significant differences, it uses book value the relevant fair value of financial assets and liabilities.

8.	INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES

Investments in subsidiaries and associates accounted for using the cost method are as follows (Unit: Korean Won in millions):

			December 31, 2011		December 31, 2010		January 1, 2010
Company	Country	As of	Owner- Ship (%)	Carrying value	Owner- Ship (%)	Carrying value	Owner- Ship (%)	Carrying value
Woori Bank	Korea	Dec. 31	100.0	13,621,824	100.0	13,621,824	100.0	13,621,824
Kwangju Bank (*1)	”	Dec. 31	100.0	976,291	99.9	976,284	99.9	976,284
Kyongnam Bank (*1)	”	Dec. 31	100.0	1,443,662	99.9	1,443,661	99.9	1,443,661
Woori FIS Co., Ltd. (*2)	”	Dec. 31	100.0	15,013	100.0	15,013	100.0	15,013
Woori Investment Securities Co., Ltd. (*3)	”	Mar. 31	37.9	1,036,749	35.0	754,782	35.0	754,782
Woori F&I Co., Ltd. (*3)	”	Dec. 31	100.0	206,563	100.0	166,563	100.0	166,563
Woori Asset Management Co., Ltd.	”	Mar. 31	100.0	67,456	100.0	67,456	100.0	67,456
Woori Private Equity Co., Ltd. (*3)	”	Dec. 31	100.0	34,246	100.0	24,246	100.0	24,246
Woori Financial Co., Ltd.	”	Dec. 31	52.5	207,346	52.5	207,346	52.5	207,346
Woori Aviva Life Insurance Co., Ltd. (*4)	”	Mar. 31	51.6	106,053	51.6	106,053	51.0	72,903
Woori FG Savings Bank (*5)	”	Jun. 30	100.0	110,000	—	—	—	—

				17,825,203		17,383,228		17,350,078

(*1)	Became 100% ownership interest due to additional acquisition for the year ended December 31, 2011.
(*2)	Woori Finance Information System Co., Ltd. changed its name to Woori FIS Co., Ltd. on May 1, 2011.
(*3)	The Company increased its ownership interests, as the investee increased its capital in cash.
(*4)	As a jointly controlled entity, Woori Aviva Life Insurance Co., Ltd. is not included in the consolidated subsidiaries.
(*5)	Woori FG Savings Bank, a 100% owned subsidiary, was established in 2011.

9.	FIXED ASSETS

(1)	Details of fixed assets are as follows (Unit: Korean Won in millions):

	December 31, 2011
	Properties for business purposes	Structures in leased office	Total
Acquisition cost	1,688	539	2,227
Accumulated depreciation	(1,358)	(354)	(1,712)

	330	185	515

	December 31, 2010
	Properties for business purposes	Structures in leased office	Total
Acquisition cost	1,699	433	2,132
Accumulated depreciation	(1,243)	(296)	(1,539)

	456	137	593

	January 1, 2010
	Properties for business purposes	Structures in leased office	Total
Acquisition cost	1,610	384	1,994
Accumulated depreciation	(1,058)	(252)	(1,310)

	552	132	684

(2)	Details of changes in fixed assets are as follows (Unit: Korean Won in millions):

	For the year ended December 31, 2011
	Properties for business purposes	Structures in leased office	Total
Beginning balance	456	137	593
Acquisition	111	105	216
Depreciation	(237)	(57)	(294)

Ending balance	330	185	515

	For the year ended December 31, 2010
	Properties for business purposes	Structures in leased office	Total
Beginning balance	552	132	684
Acquisition	123	49	172
Depreciation	(219)	(44)	(263)

Ending balance	456	137	593

10.	INTANGIBLE ASSETS

(1)	Details of intangible assets are as follows (Unit: Korean Won in millions):

	December 31, 2011
	Computer software	Industrial property rights	Membership deposit	Total
Acquisition cost	37	107	15	159
Accumulated depreciation	(36)	(94)	—	(130)

	1	13	15	29

	December 31, 2010
	Computer software	Industrial property rights	Membership deposit	Total
Acquisition cost	37	107	15	159
Accumulated depreciation	(35)	(90)	—	(125)

	2	17	15	34

	January 1, 2010
	Computer software	Industrial property rights	Membership deposit	Total
Acquisition cost	37	88	15	140
Accumulated depreciation	(34)	(83)	—	(117)

	3	5	15	23

(2)	Details of changes in intangible assets are as follows (Unit: Korean Won in millions):

	For the year ended December 31, 2011
	Computer software	Industrial property rights	Membership deposit	Total
Beginning balance	2	17	15	34
Amortization	(1)	(4)	—	(5)

Ending balance	1	13	15	29

	For the year ended December 31, 2010
	Computer software	Industrial property rights	Membership deposit	Total
Beginning balance	3	5	15	23
Acquisition	—	19	—	19
Amortization	(1)	(7)	—	(8)

Ending balance	2	17	15	34

11.	OTHER ASSETS

Details of other assets are as follows (Unit: Korean Won in millions):

	December 31, 2011	December 31, 2010	January 1, 2010
Prepaid expenses	2,285	3,236	1,172
Plan assets (Note 13)	13	134	—
Payment in suspense	48	—	—
Consolidated corporate taxes asset	202,525	124,078	—

	204,871	127,448	1,172

12.	DEBENTURES AND BORROWINGS

(1)	Details of debentures are as follows (Unit: Korean Won in millions):

	Issuance date	Annual interest rate (%)	Maturity	December 31, 2011	December 31, 2010	January 1, 2010
Series 15th bonds	Jun. 21, 2005	4.31	Jun. 21, 2010	—	—	250,000
Series 18-1st bonds	Aug. 30, 2007	5.71	Aug. 30, 2010	—	—	250,000
Series 18-2nd bonds	Aug. 30, 2007	5.79	Aug. 30, 2012	250,000	250,000	250,000
Series 19-1st bonds	Dec. 6, 2007	6.63	Dec. 6, 2010	—	—	130,000
Series 19-2nd bonds	Dec. 6, 2007	6.63	Dec. 6, 2012	140,000	140,000	140,000
Series 20-1st bonds	Apr. 14, 2008	5.67	Apr. 14, 2011	—	160,000	160,000
Series 20-2nd bonds	Apr. 14, 2008	5.72	Apr. 14, 2013	170,000	170,000	170,000
Series 21st bonds	Jun. 24, 2008	6.55	Jun. 24, 2011	—	200,000	200,000
Series 22-1st bonds	Sep. 25, 2008	7.24	Sep. 25, 2010	—	—	50,000
Series 22-2nd bonds	Sep. 25, 2008	7.28	Sep. 25, 2011	—	250,000	250,000
Series 23-1st bonds	Dec. 9, 2008	8.13	Dec. 9, 2010	—	—	210,000
Series 23-2nd bonds	Dec. 9, 2008	8.13	Dec. 9, 2011	—	530,000	530,000
Series 23-3rd bonds	Dec. 9, 2008	8.19	Dec. 9, 2013	60,000	60,000	60,000
Series 25-1st bonds	Mar. 24, 2009	5.24	Mar. 24, 2011	—	50,000	50,000
Series 25-2nd bonds	Mar. 24, 2009	5.39	Mar. 24, 2012	100,000	100,000	100,000
Series 25-3rd bonds	Mar. 24, 2009	5.70	Mar. 24, 2014	150,000	150,000	150,000
Series 26th bonds	Mar. 31, 2009	6.36	Jan. 1, 2015	300,000	300,000	300,000
Series 27-1st bonds	Jun. 15, 2009	5.43	Jun. 15, 2012	220,000	220,000	220,000
Series 27-2nd bonds	Jun. 15, 2009	5.94	Jun. 15, 2014	80,000	80,000	80,000
Series 28-1st bonds	Nov. 13, 2009	5.21	Nov. 13, 2012	60,000	60,000	60,000
Series 28-2nd bonds	Nov. 13, 2009	5.43	Nov. 13, 2013	140,000	140,000	140,000
Series 29-1st bonds	May 20, 2010	4.45	May 20, 2013	30,000	30,000	—
Series 29-2nd bonds	May 20, 2010	5.11	May 20, 2015	220,000	220,000	—
Series 30-1st bonds	Aug. 3, 2010	4.51	Aug, 3, 2013	50,000	50,000	—
Series 30-2nd bonds	Aug. 3, 2010	4.97	Aug, 3, 2015	250,000	250,000	—
Series 31-1st bonds	Nov. 9, 2010	3.98	Nov.9, 2013	100,000	100,000	—
Series 31-2nd bonds	Nov. 9, 2010	4.32	Nov.9, 2014	150,000	150,000	—
Series 32nd bonds	Feb. 24, 2011	4.39	Feb. 24, 2014	50,000	—	—
Series 33rd bonds	Mar. 14, 2011	4.23	Mar. 14, 2014	160,000	—	—
Series 34-1st bonds	May 24, 2011	4.06	May 24, 2014	100,000	—	—
Series 34-2nd bonds	May 24, 2011	4.22	May 24, 2016	100,000	—	—
Series 35-1st bonds	Aug. 25, 2011	4.04	Aug. 25, 2014	100,000	—	—
Series 35-2nd bonds	Aug. 25, 2011	4.08	Aug. 25, 2016	150,000	—	—
Series 36-1st bonds	Oct. 28, 2011	4.08	Oct. 28, 2013	170,000	—	—
Series 36-2nd bonds	Oct. 28, 2011	4.16	Oct. 28, 2014	180,000	—	—
Series 36-3rd bonds	Oct. 28, 2011	4.30	Oct. 28, 2016	180,000	—	—

				3,660,000	3,660,000	3,750,000
Less: discounts on bonds payable				(6,032)	(5,157)	(5,844)

Total				3,653,968	3,654,843	3,744,156

All debentures above are to be paid in full at maturity.

(2)	Details of the Company’s line of credits are as follows. In addition, as of December 31, 2011, December 31, 2010 and January 1, 2010, there is no outstanding amount from the line of credit. (Unit: Korean Won in millions):

	Annual interest rate (%)	Maturity	Line of credit	December 31, 2011	December 31, 2010	January 1, 2010
Hana Bank	CD(3M)+2.00	Nov. 30, 2012	100,000	—	—	50,000
Kookmin Bank	CD(3M)+1.65	Nov. 30, 2012	150,000	—	—	10,000

			250,000	—	—	60,000

13.	RETIREMENT BENEFIT OBLIGATION

(1) Details of retirement benefit obligation are as follows (Unit: Korean Won in millions):

	December 31, 2011(*)	December 31, 2010(*)	January 1, 2010
Retirement benefit obligation	5,194	3,544	2,075
Fair value of plan assets	(5,207)	(3,678)	(1,414)

	(13)	(134)	661

(*)	Excess of the fair value of plan assets over retirement benefit obligation is recorded as on other asset. (Note 11)

(2) Changes of retirement benefit obligation are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Beginning balance	3,544	2,075
Current service cost	1,354	610
Interest expense	165	82
Actuarial loss	867	370
Retirement benefit paid	(898)	(602)
Transfer from related parties	162	1,009

Ending balance	5,194	3,544

(3) Changes in plan assets are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Beginning balance	3,678	1,414
Expected gain on plan assets	146	78
Actuarial gain (loss)	(23)	3
Employer’s contributions	1,985	2,249
Retirement benefit paid	(579)	(66)

Ending balance	5,207	3,678

(4) Plan assets are as follows (Unit: Korean Won in millions):

	December 31, 2011	December 31, 2010	January 1, 2010
Equity instruments	77	107	98
Deposits	5,130	3,571	1,316

	5,207	3,678	1,414

(5) The amounts recorded in profit operating income as retirement benefit plan are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Current service cost	1,354	610
Interest expense	165	82
Expected gain on plan assets	(146)	(78)
Actuarial loss	890	367

	2,263	981

(6) Actuarial assumptions used in retirement benefit obligation assessment are as follows:

	December 31, 2011	December 31, 2010	January 1, 2010
Discount rate	4.47%	5.23%	6.04%
Inflation rate	3.00%	3.00%	3.00%
Expected rate of return on plan assets	4.24%	5.60%	6.14%
Future wage growth rate	5.34%	5.34%	5.34%

14.	OTHER FINANCIAL LIABILITIES AND OTHER LIABILITIES

Details of other financial liabilities and other liabilities are as follows (Unit: Korean Won in millions):

	December 31, 2011	December 31, 2010	January 1, 2010
Other financial liabilities:
Accounts payables	2,623	2,102	758
Accrued expenses	25,913	21,701	18,451
Dividends payables	1,942	—	—
Withholdings	154	86	76

Total	30,632	23,889	19,285

Other liabilities:
Withholding taxes	1,537	1,796	30
Consolidated corporate taxes liabilities	1,164	—	—
Others	122	130	355

Total	2,823	1,926	385

15.	CAPITAL STOCK AND SURPLUS

(1) The total number of authorized shares is as follows (Unit: Korean Won except for shares):

	December 31, 2011	December 31, 2010	January 1, 2010
Authorized shares of common stock	2,400,000,000 shares	2,400,000,000 shares	2,400,000,000 shares
Par value	5,000	5,000	5,000
Issued shares of common stock	806,015,340 shares	806,015,340 shares	806,015,340 shares

(2) Details of capital surplus are as follows (Unit: Korean Won in millions)

	December 31, 2011	December 31, 2010	January 1, 2010
Capital in excess of par value	109,025	109,025	109,025
Other capital surplus	1	—	—

	109,026	109,025	109,025

16.	HYBRID SECURITIES

The bond-type hybrid securities classified as equity are as follows (Unit: Korean Won in millions):

	Issuance date	Maturity	Annual interest rate (%)	Amount
The 1st bond-type hybrid securities	Nov. 22, 2011	Nov. 22, 2041	5.91	310,000
Issuing expense				(990)

				309,010

Although these instruments have a contractual maturity date, November 22, 2041 and stipulated contractual interest payments, the contractual agreements allow the Company to indefinitely extend the maturity date and defer the payment of interest without a modification of the other terms of the instrument such as interest rate, etc. In addition, the Company has the ability to not pay dividends on ordinary stock and there are no other agreements that would require the Company to pay interest on the hybrid securities.

17.	OTHER EQUITY

As of December 31, 2011, December 31, 2010 and January 1, 2010, the Company holds 1,999 shares (14 million), 2,561 shares (18 million) and 2,560 shares (18 million) of its treasury stock, respectively, acquired as a buyback of odd-lot share when exchanging the stock of Woori Investment & Securities Co., Ltd.

18.	RETAINED EARNINGS

(1) Retained earnings are as follows (Unit: Korean Won in millions):

	December 31, 2011	December 31, 2010	January 1, 2010
Earned surplus reserve	1,005,401	885,903	783,301
Voluntary reserve	8,256,000	7,379,000	6,539,000
Retained earnings carried forward	504,721	1,400,184	2,259,377

	9,766,122	9,665,087	9,581,678

(2) In accordance with the Regulations for Supervision of Financial holding Companies (“RSFHC”), if provision for credit loss under K-IFRS for the accounting purpose is lower than those for the regulatory purpose required by RSFHC, the Company shall disclose such difference as regulatory planned reserve for bad debts.

(3) Regulatory planned reserve for bad debt reserve is as follows (Unit: Korean Won in millions):

	December 31, 2011	December 31, 2010
Reserves for bad debts	8	1

(4) Reserve provided and net income after the reserve provided are as follows (Unit: Korean Won in millions, except for earning per share):

	For the years ended December 31
	2011	2010
Reserve provided	7	1
Net income after the reserve provide	304,473	164,009
Earnings per share after the reserve provided (*)	375	203

(*)	Earnings per share after the planned reserve provided is calculated by deducting dividends on hybrid securities from net income after the planned reserve provided.

(5) Appropriations of retained earnings are as follows (Unit: Korean Won in millions):

	Year ended December 31
	2011	2010
RETAINED EARNINGS BEFORE APPROPRIATIONS:
Unappropriated retained earnings carried over from prior years	202,183	681
Accumulation effect due to accounting changes (*)	—	1,235,493
Dividends on hybrid securities	(1,942)	—
Net income	304,480	164,010

	504,721	1,400,184

APPROPRIATIONS:
Legal reserve	30,448	119,498
Reserves for bad debts	8	—
Cash dividends
(Dividends per common stock: 250 (5.0%) and 250 (5.0%) in 2011 and 2010, respectively)	201,503	201,503
Voluntary reserve	272,000	877,000

	503,959	1,198,001

UNAPPROPRIATED RETAINED EARNINGS TO BE CARRIED FORWARD TO SUBSEQUENT YEARS	762	202,183

Due to appropriation of retained earnings above on current period is March 30, 2012. And fixed date of appropriation on previous period was March 25, 2011.

(*)	In accordance with previous Korean GAAP (“K-GAAP”), the appropriation of retained earnings for the previous period was approved through the general shareholders’ meeting held on March 25, 2011. Accumulation effect due to accounting changes are considered in the adjusted effect of accounting policy due to the adoption of K-IFRS.

(6) Dividend ratios are as follows:

	Year ended December 31
	2011	2010
The number of issued shares	806,015,340	806,015,340
The number of treasury stocks	(1,999)	(2,561)
Shares subject to dividend	806,013,341	806,012,779

Dividend per share	250	250
Par value	5,000	5,000
Dividend ratio per share	5.0%	5.0%

Gross dividend	201,503 million	201,503 million
Net income	304,480 million	164,010 million
Dividend to net income ratio	66.18%	122.86%

19.	NET INTEREST INCOME (EXPENSE)

Occurred interest incomes and expenses are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Interest income
Interest on due from banks	6,771	3,583
Interest on loans	50	4,860
Interest on others	1,207	556

Total	8,028	8,999

Interest expense
Interest expense on borrowings	35	905
Interest expense on debentures	222,302	244,030

Total	222,337	244,935

No financial asset impairment occurred for the years ended December 31, 2011 and 2010, respectively. As a result, all interest incomes were incurred from performing financial assets.

20.	NET FEES INCOME (EXPENSE)

Occurred fees incomes and expenses are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Fees income
Brand royalty income	65,698	35,626
Fees expense
Fee for legal advice	1,714	15
Other fees expense	6,132	5,629

Total	7,846	5,644

21.	DIVIDEND INCOME

Occurred dividend income is as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Woori Bank	387,725	286,149
Kwangju Bank	36,912	18,579
Kyungnam Bank	50,503	58,050
Woori Investment Securities Co., Ltd.	13,897	16,214
Woori F&I Co., Ltd.	20,220	14,802
Woori Asset Management Co., Ltd.	1,673	9,327
Woori Financial Co., Ltd.	5,078	4,009

Total	516,008	407,130

22.	IMPAIRMENT LOSS ON CREDIT LOSS (REVERSAL)

Impairment loss on credit loss recognized are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Bad debt expenses	—	—
Reversal of provision for bad debts	(1)	(843)

23.	OTHER NET OPERATING INCOME (EXPENSE)

(1) Details of other operating incomes and expenses as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Other operating incomes:
Miscellaneous income	413	97
Other operating expenses:
Donation	6,710	3,758
Miscellaneous loss	13	880
Administrative expenses	49,792	34,596

Total	(56,102)	(39,137)

(2) Administrative expenses occurred are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Short term employee benefits	22,003	17,148
Retirement benefit	2,263	981
Fringe benefits	2,901	2,191
Traveling expenses	1,009	814
Compensation of actual expense	1,480	1,066
Rent	1,553	810
Maintenance expense	860	843
Depreciation	294	263
Amortization	5	8
Operating promotion expenses	2,142	1,914
Advertising	9,056	4,327
Taxes and dues	194	193
Insurance premiums	338	382
Others	5,694	3,656

Total	49,792	34,596

24.	INCOME TAX EXPENSE (INCOME)

(1) Income tax expense (income) are as follows (Korean Won in millions):

	For the years ended December 31
	2011	2010
Current income tax currently payable	—	—
Changes in deferred income taxes due to temporary differences (*1)	1,030	1,128

Income tax expense	1,030	1,128

(*1) Deferred income tax assets at the end of period	2,158	1,128
Deferred income tax assets at the beginning of period	1,128	—

Changes in deferred income taxes due to temporary differences	1,030	1,128

(2) Reconciling items between income before income tax and income tax expense are as follows (Korean Won in millions):

	For the years ended December 31
	2011	2010
Income before income tax	303,450	162,882
Tax calculated at statutory tax rate of 24.2%	73,407	39,389
Tax effect on reconciling items:
Non-taxable income (411,867 and 294,511 as of December 31, 2011 and 2010, respectively)	(99,633)	(71,220)
Non-deductible expenses (1,479 and 3,535 as of December 31, 2011 and 2010, respectively)	358	855
Others (effect of tax rate changes and the rest)	24,838	29,849

Income tax expense (income)	(1,030)	(1,128)

Effective tax rate	—	—

(3) Details of temporary differences and tax loss carry-forwards are as follows (Korean Won in millions):

	January 1, 2011	Decrease (*1)	Increase (*1)	December 31, 2011
Investment in subsidiaries and associates	(8,927,317)	—	—	(8,927,317)
Accrued expenses	3,673	3,673	6,775	6,775
Retirement benefit obligation	2,426	642	998	2,782
Plan assets	(2,609)	(642)	(828)	(2,795)
Depreciation	(166)	2	221	53
Provisions	1	1	—	—
Others	1,435	1,435	—	—
Dividend payable	—	—	1,942	1,942
Unpaid donation	—	—	159	159
Tax loss carry-forwards	241,730	56,965	—	184,765

Total	(8,680,827)	62,076	9,267	(8,733,636)

Unrecognized amount (*2)	(8,685,587)			(8,742,552)
Recognized amount	4,760			8,916
Deferred tax assets	1,128			2,158

	January 1, 2010	Decrease (*1)	Increase (*1)	December 31, 2010
Investment in subsidiaries and associates	(8,927,317)	—	—	(8,927,317)
Accrued expenses	2,425	2,425	3,673	3,673
Retirement benefit obligation	1,559	(34)	833	2,426
Plan assets	(1,414)	(66)	(1,261)	(2,609)
Depreciation	(263)	(268)	(171)	(166)
Provisions	149	149	1	1
Others	—	—	1,435	1,435
Tax loss carry-forwards	508,146	266,416	—	241,730

Total	(8,416,715)	268,622	4,510	(8,680,827)

Unrecognized amount (*2)	(8,416,715)			(8,685,587)
Recognized amount	—			4,760
Deferred tax assets	—			1,128

(*1)	Reflected the adjustment based on the reported tax returns.
(*2)	Deferred income tax liabilities arising from the temporary differences of 8,927,317 million as of December 31, 2011 and 2010, respectively, were not recognized in investments in subsidiaries and associates where the Company is able to control the timing of the reversal of the difference and it is uncertain that the reversal will not occur in the foreseeable futures. Also, deferred income tax assets were not recognized for the uncertainty of realizing loss carry-forwards of 184,765 million and 241,730 million as of December 31, 2011 and 2010, respectively.

(4) Deductible tax loss carry forwards are as follows (Korean Won in millions):

Year incurred	Incurred (*1)	Expired	Remained	Expiration Date
2008	12,562	—	12,562	December 31, 2013
2009	172,203	—	172,203	December 31, 2019 (*2)

	184,765	—	184,765

(*1)	Reflects adjustments based on reported tax returns.
(*2)	As a result of revision on the Corporate Income Tax Law, expiration of unused tax loss carry-forward has extended to 10 years.

(5) The Company recorded the consolidated tax payables and other receivables amounting to 201,361 million and 124,078 million to be paid on behalf of the subsidiaries as of December 31, 2011 and 2010, respectively.

25.	EARNINGS PER SHARE (EPS)

Basic EPS is calculated by earnings subtracting the dividends paid to holders of preferred stock and hybrid securities from the net income attributable to ordinary shareholders from the statements of comprehensive income and dividing by the weighted average number of common shares outstanding (Unit: Korean Won in millions except for EPS):

	For the years ended December 31
	2011	2010
Net income on common shares	304,480	164,010
Dividend on hybrid securities	(1,942)	—
Net income attributable to common shareholders	302,539	164,010
Weighted average number of common shares outstanding	806,012,901 shares	806,012,779 shares
Basic EPS	375	203

Meanwhile, as there is no dilution effect for the years ended December 31, 2011 and 2010, respectively, the Company’s diluted EPS is equal to its common earnings per share.

26.	OPERATING INCOME (EXPENSE)

Income and expense items reclassified from other income and expense under K-GAAP, to operating income and expense under K-IFRS are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Miscellaneous income	413	97
Donations	6,710	3,758
Miscellaneous expense	13	880

27.	INSURANCE

As of December 31, 2011, the Company carries director and officer liability insurance and property insurance with Samsung Fire & Marine Insurance Co., Ltd. The insurance coverage is 50,000 million and 561 million, respectively.

28.	RELATED PARTY TRANSACTIONS

Significant balances as of December 31, 2011, December 31, 2010 and major transactions for the years ended December 31, 2011 and 2010 between the Company and its subsidiaries, jointly controlled entities or associates are as follows:

(1)	Related parties

Government related entity	Consolidated subsidiaries	Jointly controlled entities and associates
Korea deposit insurance corporation

Woori Bank, Kyongnam Bank, Kwangju Bank, Woori FIS Co., Ltd., Woori F&I Co., Ltd., Woori Investment Securities Co., Ltd., Woori Asset Management Co., Ltd., Woori Private Equity Co., Ltd., Woori Financial Co., Ltd., Woori FG Savings Bank, Woori Credit Information Co., Ltd., Woori America Bank, Woori Global Markets Asia Ltd., Woori China Bank, Woori Russia Bank, P.T. Bank Woori Indonesia, Korea BTL Infrastructure Fund, Woori Fund Service Co., Ltd., Woori Futures Co., Ltd., Woori Investment Securities Int’l Ltd., Woori Investment Securities (H.K.) Ltd., Woori Investment Securities America Inc., MARS First Private Equity Fund, MARS INS First, MARS Second Private Equity Fund, Woori Investment Asia PTE Ltd., Woori Absolute Partners PTE Ltd., Woori Absolute Global Opportunity Fund, LG Investment Holding B.V. (Amsterdam) GG, Connacht Capital Market Investment, Woori Korindo Securities Indonesia, Woori CBV Securities Corporation, Woori Absolute Return Investment Strategies Fund, Kumho Investment Bank Co., Ltd., Two Eagles LLC, Woori EL Co., Ltd., Woori Investment Advisory Co., Ltd., (Beijing), Kofc Woori Growth Champ Private Equity Fund, Woori AMC Co., Ltd., Woori Private Equity Fund, Woori Giant First Co., LLC.

Woori Bank principal and interest Trust and 2 principal and interest trusts, TY Second Asset Securitization Specialty and 46 SPCs, KTB Smart 90 Private Equity Securities 2nd and 50 beneficiary certificates.

Woori Aviva Life Insurance Co., Ltd., Korea Credit Bureau Co., Ltd., Woori Service Networks Co., Ltd., Korea Finance Security Co., Ltd., Kumho Tires Co., Ltd., Hyunjin Co.,Ltd, LIG E&C Co., Ltd, Chungdo Woori Century Security Corp, Ltd., Phoenix Digital Tech Co., Ltd., Woori Renaissance Holdings, Bonghwang Semiconductor Yuhan Gongsa, Sempio Foods Co., Ltd., Seoul Lakeside Co., Ltd., Woori Blackstone Korea Opportunity Private Equity Fund I, United PF 1st Corporate Financial Stability, Woori SB Fifth Asset Securitization Specialty and 18 SPCs.

(2)	Receivables and payables with consolidated subsidiaries are as follows (Unit: Korean Won in millions):

		December 31, 2011	December 31, 2010	January 1, 2010
Receivables	Woori Bank	34,178	29,561	30,706	Leasehold deposits
		33,538	65,346	23,267	Cash and Cash equivalents
		—	98	—	Deposits
		53	40	13	Interest receivables
		1,997	2,941	849	Prepaid expenses
		197,939	112,994	12	Other assets
	Woori FIS	785	1,326	—	Other assets
	Woori PE	368	185	—	Other assets
	Woori Asset Management	—	1,045	—	Other assets
	Woori Financial	1,000	1,000	100,000	Loans
		4	—	—	Interest receivables
	Woori F&I	—	6,605	—	Other assets
		—	—	40,000	Loans
	Woori Credit Information	560	526	—	Other assets
	Woori AMC	2,305	1,397	—	Other assets
	Woori Saving FG	569	—	—	Other assets

		273,296	223,064	194,847

Payables	Woori Bank	483	369	246	Other payables
		5,207	3,678	1,414	Retirement plan assets
	Woori F&I	780	—	—	Other payables
	Woori Asset Management	382	—	—	Other payables
	Woori FIS	179	158	143	Other payables
	Woori Fund Service	2	—	—	Other payables

		7,033	4,205	1,803

(3)	Receivables and payables with related parties other than consolidated subsidiaries are as follows (Unit: Korean Won in millions):

		December 31, 2011	December 31, 2010	January 1, 2010
Receivables	Woori Aviva Life Insurance Co., Ltd.	1,460	355	—	Other receivables

(4)	Transactions with consolidated subsidiaries (Unit: Korean Won in millions):

		For the years ended December 31
		2011	2010
Revenues	Woori Bank	52,751	29,461	Royalty
		5,234	2,735	Interest on deposits
		1,207	555	Interest related to leasehold deposits
		387,725	286,149	Dividends
		82	—	Other operating income
	Kyongnam Bank	1,570	699	Royalty
		890	688	Interest on deposits
		50,503	58,050	Dividends
	Kwangju Bank	1,049	470	Royalty
		648	241	Interest on deposits
		36,912	18,579	Dividends
	Woori Financial	489	194	Royalty
		50	4,465	Interest on loans
		5,078	4,009	Dividends
	Woori FIS	505	215	Royalty
		82	—	Other operating income
	Woori F&I	95	35	Royalty
		—	395	Interest on loans
		20,220	14,802	Dividends
	Woori Investment & Securities	8,103	4,191	Royalty
		13,897	16,214	Dividends
		77	—	Other operating income
	Woori Asset Management	70	34	Royalty
		1,673	9,327	Dividends
	Woori PE	12	3	Royalty
	Woori Futures	24	—	Royalty
	Woori AMC	8	—	Royalty
	Woori Credit Information	18	—	Royalty

		588,972	451,511

Expenses	Woori Bank	778	555	Maintenance expenses
		1,207	740	Rent
		744	81	Retirement benefit
		81	—	Service fees
	Woori Investment & Securities	48	—	Service fees
	Woori FIS	1,920	1,709	Service fees

		4,778	3,085

(5)	Transactions with related parties other than consolidated subsidiaries are as follows (Unit: Korean Won in millions):

		For the years ended December 31
		2011	2010
Revenues	Woori Aviva Life Insurance Co., Ltd.	1,004	323	Royalty

(6)	Compensation to managements are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2011	2010
Short-term employee benefit	4,461	3,625
Retirement benefit	227	230

	4,688	3,855

29.	STATEMENTS OF CASH FLOW

The significant transactions without cash flows for the years ended December 31, 2011 and 2010 are as follows (Unit: Korean Won in million):

	For the years ended December 31
	2011	2010
Dividend payable	1,942	—

30.	TRANSITION EFFECTS OF KOREAN INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Company’s financial statements are prepared in accordance with the requirements of K-IFRS on or after January 1, 2010, the date of transition. The separate statement of financial position as of December 31, 2010 and the separate statement of comprehensive income for the year ended December 31, 2010, which are comparatively presented, had been prepared in accordance with Korean GAAP but have been restated in accordance with K-IFRS 1101 First-time adoption of International Financial Reporting Standard.

In connection with the opening K-IFRS statements of financial position, the effects on the Company’s financial position, management performance and cash flows due to the adoption of K-IFRS are as follows:

(1) Significant differences between K-IFRS and Korean GAAP

At first time adoption of K-IFRS	K-IFRS	K-GAAP
Business combination	The Company elected not to apply K-IFRS 1103 Business Combinations retrospectively to past business combinations incurred prior to the transition date.	Not applicable

Fair value as deemed cost and revaluation cost	Fair value of lands and buildings as of the transition date is to be regarded as net carrying value.	Not applicable

Accumulated foreign currency translation	Accumulated foreign currency translation adjustments as of the transition date are reset to ‘zero.’	Not applicable

Fair value evaluation of financial assets and liabilities at the acquisition date	Prospective approach is applied to the accounts which are newly categorized into financial assets and liabilities carried at fair value, as of the transition date.	Not applicable

Derecognition of financial assets and liabilities	K-IFRS 1039 Financial instruments: Recognition and derecognition is applied prospectively as of the transition date.	Not applicable

Designation of AFS securities or financial assets/liabilities at FVTPL	Designation of AFS financial assets or financial assets/liabilities at FVTPL is principally allowed at the acquisition date, with an exception of one time designation for existing financial assets/liabilities at the transition date.	Not applicable

Stock-based compensation	Retroactive application of stock-based compensation as per K-IFRS 1102 Stock-based payment is not allowed.	Not applicable

Restoration liabilities included in the cost of fixed assets	Changes in a restoration liability at the transition date are added to or deducted from the cost of fixed assets, by discounting the liability using the discount rate at the date of acquisition.	Not applicable

At first time adoption of K-IFRS	K-IFRS	Korean GAAP
Lease	Lease contracts existing as of the transition date are subject to K-IFRS 1017 Lease, which is not applied retrospectively.	Not applicable

Investment in subsidiaries, jointly controlled entities and associates	When preparing separate financial statements in accordance with K-IFRS 1027 Consolidated and separate financial statements, net carrying value of the investments in subsidiaries, jointly controlled entities and associates is regarded as the cost of the equity securities when the cost method is applied.	Not applicable

Change of consolidation scope	Exceeding 50% of the voting power, having decision making capability and holding benefits and risks constitute control in determining the consolidation scope.	Owning 30% of shares and being the largest shareholder constitute control in determining the consolidation scope, except for special purpose entities (SPEs) that meet certain criteria.

Business combinations	Acquisition method of accounting	Acquisition method or pooling-of-interests method

Evaluation of goodwill	No amortization but impairment testing	Straight line method within 20 years

Derecognition of financial assets	Criteria such as risks, awards, control and continuing involvement are to be sequentially considered in determining derecognition timing and recognition scope.	The disposal of financial assets is contingent on the risks and rewards of ownership of the financial assets, and whether it has retained control of the financial assets. However, certain transactions such as asset securitization per the Act on Asset-Backed Securitization are considered sales transactions.

Classification of financial instruments	Financial instruments classify financial assets at FVTPL (including items designated at FVTPL), AFS financial assets, HTM investments, loans and receivables. And financial liabilities consist of financial liabilities at FVTPL (including items designated at FVTPL) and other liabilities	Assets are divided into cash and due from banks, investment securities, trade receivables, derivative assets and securities consist of trading, AFS and HTM securities. Liabilities are classified into deposits, borrowings, debenture and other liabilities.

Measurement of financial instruments	Financial assets/liabilities at FVTPL and AFS financial assets are required to be recorded at fair value with credit risks reflected. HTM financial assets and loans and receivables are to be measured at amortized cost with the effective interest rate method applied.	Certain financial instruments such as trading securities, AFS securities and derivatives, are recorded at fair value, and the reflection of credit risk is not explicitly mandated.

At first time adoption of K-IFRS	K-IFRS	Korean GAAP
Provision for bad debts	Provision should be recorded when objective evidence of impairment exists.

Provision for doubtful accounts to cover estimated losses on loans, which is based on rational and unbiased criteria, is recorded.

(It is higher of the amount applying the percentage of loan loss provision established by the Financial Supervisory Commission or the amount based on loan loss experience ratio.)

Classification of investment property	Property to earn rentals is treated as an investment property.	Property to earn rentals is treated as a fixed asset.

Evaluation of fixed asset and investment property	In accordance with asset classifications, the asset cost method and asset revaluation reserves are selected as alternative. In addition, cost method is a selective option.	In accordance with asset classifications, the asset cost method and asset revaluation reserves are selected as alternative. In addition, cost method is a selective option.

Changes in depreciation method	Residual value, useful lives and depreciation method of property, plant and equipment are to be consistently audited at least every fiscal year end and significant changes, if any, should be treated as changes in accounting estimates.	Once depreciation method is determined, it should be consistently applied to all of newly acquired and existing assets.

Membership	Classified into intangible asset with indefinite useful lives.	Classified into long-term deposit in other non-current assets.

Measurement of retirement benefits	Both the defined benefit and defined contribution plans are provided and the amounts of defined benefit obligation are computed based on actuarial assumptions.	Provisions for retirement benefits accrued equal to the amounts to be paid at the end of period, assuming that the all entitled employees with a service year more than a year would retire at once. Retirement benefit expenses incur at the point when the payment obligation is fixed.

Financial guarantee	Accounted for as a financial guarantee asset or liability if it is a contract that brings an obligation to an issuer to compensate a loss incurred to a holder, in accordance with the contract provisions, when debtor defaults at a payment date. Recognize financial guarantee assets or liabilities at fair value and subsequently amortize using the effective interest method. Also, financial guarantee liabilities are recorded at higher of provision for guarantee loss or amortized cost.	Not applicable

At first time adoption of K-IFRS	K-IFRS	Korean GAAP
Liability/Equity classification	Issuer classifies its financial instruments or components of financial instruments as either financial liabilities or equity instruments at the initial recognition, considering the substance of the contractual arrangement and definition of financial assets and equity instruments.	Classification according to relevant legal framework such as business law

Classification of capital	Classification in capital is pursuant to the substance of the contractual arrangement over its legal form.	Capital includes the legal amount paid by shareholders.

Foreign currency translation	Closing rates are used in translating the assets and liabilities of the statement of financial position, the exchange rate at the date of the acquisition are used in translating the capital, and the average rate for a period are used in translating the comprehensive income.	When applying the accounting standards for banking industry, closing rates are used in translating the statement of financial position and the statement of income.

(2) Reconciliations to K-IFRS from Korean GAAP

 Summary of the effects on the statement of financial position at January 1, 2010 (date of transition) (Unit: Korean Won in millions):

	Korean GAAP	Reclassifi- cations (A)	Adjustments (B)	Total (A)+(B)	K-IFRS	Ref.
Cash and cash equivalents	23,267	—	—	—	23,267
Loans and receivables	171,038	(865)	(148)	(1,013)	170,025	a
Investments in subsidiaries and associates	17,350,078	—	—	—	17,350,078
Fixed assets	415	—	269	269	684	b
Intangible assets	8	15	—	15	23	a
Other assets	322	850	—	850	1,172	a

Total assets	17,545,128	—	121	121	17,545,249

	Korean GAAP	Reclassifi- cations (A)	Adjustments (B)	Total (A)+(B)	K-IFRS	Ref.
Borrowings	60,000	—	—	—	60,000
Debentures	3,744,156	—	—	—	3,744,156
Retirement benefit obligation	762	—	(101)	(101)	661	c
Other financial liabilities	18,903	—	382	382	19,285	d
Other liabilities	385	—	—	—	385

Total liabilities	3,824,206	—	281	281	3,824,487

Common stock	4,030,077	—	—	—	4,030,077
Capital surplus	179,488	(70,463)	—	(70,463)	109,025	e
Other equity	1,165,172	(1,165,190)	—	(1,165,190)	(18)	f
Retained earnings	8,346,185	1,235,653	(160)	1,235,493	9,581,678

Total equity	13,720,922	—	(160)	(160)	13,720,762

Total liabilities and equity	17,545,128	—	121	121	17,545,249

a. Loans and receivables

Prepaid rental deposits of 850 million and membership deposits of 15 million under K-GAAP were reclassified into other assets and intangible assets under K-IFRS, respectively. A decrease of 148 million was attributable to the different amount of provisions for loans and receivables.

b. Fixed assets

Fixed assets under K-IFRS increased by 269 million due to the changes in the depreciation method.

c. Retirement benefit obligation

Provisions under K-IFRS decreased by 101 million due to the measurement of defined benefit obligations using the actuarial method.

d. Other financial liabilities

Accrued expenses increased by 382 million due to the recognition of annual leave compensation.

e. Capital surplus

By adoption of K-IFRS, investments in subsidiaries, jointly controlled entities and associates are recorded at cost in the separate financial statements and, accordingly, carrying amounts of such investments under K-GAAP as of the transition date were regarded as deemed costs and the amount of 70,463 million in capital surplus, recorded using the equity method under K-GAAP, was transferred to retained earnings.

f. Other equity

By adoption of K-IFRS, investments in subsidiaries, jointly controlled entities and associates are recorded at cost in the separate financial statements and, accordingly, carrying amounts of such investments under K-GAAP as of the transition date were regarded as deemed costs and the amount of 1,165,190 million in capital adjustment and other comprehensive income, recorded using the equity method under K-GAAP, was transferred to retained earnings.

‚ Summary of the effects on the financial position as of December 31, 2010 and total comprehensive income for the year ended December 31, 2010 (Unit: Korean Won in millions):

	Korean GAAP	Reclassifi- cations (A)	Adjustments (B)	Total (A)+(B)	K-IFRS	Ref.
Cash and cash equivalents	65,444	(98)	—	(98)	65,346	a
Loans and receivables	33,990	(2,858)	(1)	(2,859)	31,131	a, b, c
Investments in subsidiaries and associates	18,175,265	—	(792,037)	(792,037)	17,383,228	e
Fixed assets	420	—	173	173	593	d
Intangible assets	19	15	—	15	34	c
Other assets	125,808	3,075	(1,435)	1,640	127,448	c, f
Deferred tax asset	—	—	1,128	1,128	1,128	g

Total assets	18,400,946	134	(792,172)	(792,038)	17,608,908

Debentures	3,654,843	—	—	—	3,654,843
Retirement benefit obligation	50	134	(184)	(50)	—	f
Current tax liability	124,079	—	—	—	124,079
Other financial liabilities	23,889	—	—	—	23,889
Other liabilities	1,926	—	—	—	1,926
Deferred income tax liabilities	57,347	—	(57,347)	(57,347)	—	g

Total liabilities	3,862,134	134	(57,531)	(57,397)	3,804,737

Common stock	4,030,077	—	—	—	4,030,077
Capital surplus	158,608	(70,463)	20,881	(49,582)	109,025	e, g, h
Other equity	887,061	(1,165,191)	278,112	(887,079)	(18)	e, g, i
Retained earnings	9,463,066	1,235,654	(1,033,634)	202,020	9,665,087

Total equity	14,538,812	—	(734,641)	(734,641)	13,804,171

Total liabilities and equity	18,400,946	134	(792,172)	(792,038)	17,608,908

	Korean GAAP	Reclassifi- cations (A)	Adjustments (B)	Total (A)+(B)	K-IFRS	Ref.
Net interest income	(236,410)	474	—	474	(235,936)
Interest income	8,525	474	—	474	8,999	c
Interest expense	244,935	—	—	—	244,935

Net fees income	29,982	—	—	—	29,982
Dividends income	—	—	407,130	407,130	407,130	e
Reversal of impairment loss on credit loss	695	—	148	148	843	b
Other net operating expenses	(37,597)	(474)	(1,066)	(1,540)	(39,137)	c, d

Operating income (loss)	(243,330)	—	406,212	406,212	162,882
Share of profits of subsidiaries and associates	1,455,070	—	(1,455,070)	(1,455,070)	—	e

Net profit before taxes	1,211,740	—	(1,048,858)	(1,048,858)	162,882
Tax expense	16,761	—	(17,889)	(17,889)	(1,128)	g

Net profit	1,194,979	—	(1,030,969)	(1,030,969)	164,010
Other comprehensive income, net of tax	(267,723)	—	267,723	267,723	—

Total comprehensive net income (loss)	927,256	—	(763,246)	(763,246)	164,010

a. Cash and cash equivalents

Due from banks, amounting to 98 million, included in cash and cash equivalents under K-GAAP were reclassified into loans and receivables under K-IFRS.

b. Loans and receivables

Reversal of provision for receivables has increased by 148 million under K-IFRS, resulted in a difference in provision for bad debts and net assets by 1 million as of December 31, 2010.

c. Intangible assets and other assets

Under K-IFRS, rental deposit is required to be carried at fair value with present value discount, which is amortized over period. Amortization of the present value discount amounting to 474 million was recorded as interest income and other operating income (administrative expenses). Prepaid rental deposits included in loans and receivables amounting to 2,941 million is reclassified into other assets, membership deposits amounting to15 million which is included in loans. Expense incurred in business acquisition is expensed under K-IFRS. As a result, other asset has decreased and other operating expense increased by 1,435 million

d. Fixed assets

Changes in the depreciation method increased retained earnings by 270 million at the date of transition and the variance in depreciation expense in 2010 decreased administrative expense by 97 million. As a result, net assets at December 31, 2010 increased by 173 million.

e. Investments in subsidiaries and associates

Investments in consolidated subsidiaries, jointly controlled entities and associates that are accounted for by the cost method under K-IFRS had been accounted for using the equity method under K-GAAP. Accordingly, the recognized gain or loss on equity method securities of 1,455,070 million, capital surplus of 1,581 million, retained earnings of 2,503 million and other capital of (-)259,986 million under K-GAAP were reversed under K-IFRS. In addition, dividends amounting to 407,130 million from those investment securities were recognized as dividends income and, therefore, the investments in subsidiaries and associates has decreased by 792,037 million.

f. Retirement benefit obligation and plan assets

Provisions under K-IFRS decreased by 184 million due to the measurement of defined benefit obligations using the actuarial method. In addition, 134 million of plan assets which is excess accumulation of retirement benefit obligation classified in other assets.

g. Deferred tax assets and liabilities

Deferred tax asset has increased by 1,128 million, and deferred tax liability have decreased by 57,347 million due to transition of K-IFRS. Additionally, capital surplus and other capitals have increased by 22,462 million and 18,126 million, respectively, and income tax expense has decreased by 17,889 million due to the tax effect charged to equity.

h. Capital surplus

Under K-IFRS, application of the cost method to the investments in subsidiaries, jointly controlled entities and associates resulted in a transfer of 70,463 million from capital surplus to retained earnings. Also, capital surplus decreased by 1,581 million due to loss on valuation using the equity method under Korean GAAP and increased by 22,462 million due to the related deferred tax effects.

i. Other equity

Under K-IFRS, application of the cost method to the investments in subsidiaries, jointly controlled entities and associates resulted in a transfer of 1,165,191million from capital adjustment and other comprehensive income to retained earnings. Also, other capital increased by 259,986 million due to gain on valuation using the equity method under Korean GAAP and increased by 18,126 million due to the related deferred tax effects.

(3) Details of cash flow adjustments

In accordance with K-IFRS, the Company adjusted cash flows of relevant revenue (expense) and assets (liabilities) to separately present interest receivables, interest payment, dividend income and current tax that were not presented separately under K-GAAP.

31.	AGREEMENT ON THE IMPLEMENTATION OF A MANAGEMENT PLAN

(1) Since December 30, 2000, the Company’s three subsidiaries, Woori Bank, Kyongnam Bank and Kwangju Bank, and KDIC have entered into agreements to implement management improvement plans. Under the agreements, the three subsidiaries are obligated to improve their respective financial ratios, such as Bank of International Settlements capital ratio, Return on Assets, General and administrative ratio, Non-performing loan rate and Adjusted operating income per person. If the three subsidiaries fail to make improvements, the KDIC can enforce the three subsidiaries to increase or decrease their capital, pursue mergers, transfer of loans and deposits, or close or sell parts of their business operations.

(2) Since July 2, 2001, the Company and KDIC have entered into an agreement whereby the Company would integrate the aforementioned subsidiaries, Woori Bank, Kyongnam Bank and Kwangju Bank, and improve their performances. The agreement stipulates that the Company should build a governance and management structure plan, implement a short-term business improvement strategy, enhance subsidiaries’ competitiveness, expedite privatization, meet the financial ratio targets, and dispose of business units in case the plan fails.

(3) In addition to the agreement on July 2, 2001, in order to implement the aforementioned agreements, the Company and its three subsidiaries entered management implementation agreements. Pursuant to the agreements, the three subsidiaries should meet management goals given by the Company, consult with the Company about material business decisions before execution, and prepare and Implement a detailed business plan in conformity with the Company’s business strategies. If the three subsidiaries fail to implement the management improvement plan, the Company may order the three subsidiaries to limit sales of the specific financial products, investments in fixed assets, promotion of new business or new equity investment, or to close or merge their branch operations and subsidiaries.

Internal Accounting Control System Review Report

English Translation of a Report Originally Issued in Korean

To Chief Executive Officer of

Woori Finance Holdings Co., Ltd.:

We have reviewed the management’s report on the operations of the Internal Accounting Control System (“IACS”) of Woori Finance Holdings Co., Ltd. (the “Company”) as of December 31, 2011. The Company’s management is responsible for designing and operating IACS and for its assessment of the effectiveness of IACS. Our responsibility is to review the management’s report on the operations of the IACS and issue a report based on our review. The management’s report on the operations of the IACS of the Company states that “based on the assessment of the operations of the IACS as of December 31, 2011, the Company’s IACS has been designed and is operating effectively as of December 31, 2011, in all material respects, in accordance with the IACS standards established by the Internal Accounting Control System Operations Committee (IACSOC) of the Korea Listed Companies Association.”

Our review was conducted in accordance with the IACS review standards established by the Korean Institute of Certified Public Accountants. Those standards require that we plan and perform, in all material respects, the review of management’s report on the operations of the IACS to obtain a lower level of assurance than an audit. A review includes obtaining an understanding of the Company’s IACS and consists principally of inquiries of management and, when deemed necessary, a limited inspection of underlying documents, which is substantially less in scope than an audit.

The Company’s IACS is a system to monitor and operate those policies and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Korean International Financial Reporting Standards. Due to inherent limitations, IACS may not prevent or detect a material misstatement of the financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Based on our review, nothing has come to our attention that causes us to believe that management’s report on the operations of the IACS, referred to above, is not presented fairly, in all material respects, in accordance with the IACS standards established by IACSOC.

Our review is based on the Company’s IACS as of December 31, 2011, and we did not review management’s assessment of its IACS subsequent to December 31, 2011. This report has been prepared pursuant to the Acts on External Audit for Stock Companies in Korea and may not be appropriate for other purposes or for other users.

March 21, 2012

Notice to Readers

This report is annexed in relation to the audit of the financial statements as of December 31, 2011 and the review of management report on the assessment of the operations of IACS pursuant to Article 2-3 of the Act on External Audit for Stock Companies of the Republic of Korea.

Report on the Operations of the Internal Accounting Control System

To the Board of Directors and Audit Committee of Woori Financial Holdings Co.,Ltd.

I, as the Internal Accounting Control Officer (“IACO”) of Woori Financial Holdings Co.,Ltd. (“the Company”), assessed the status of the design and operations of the Company’s internal accounting control system (“IACS”) for the year ended December 31, 2011.

The Company’s management including IACO is responsible for designing and operating IACS. I, as the IACO, assessed whether the IACS has been effectively designed and is operating to prevent and detect any error or fraud which may cause any misstatement of the financial statements, for the purpose of establishing the reliability of financial reporting and the preparation of financial statements for external purposes. I, as the IACO, applied the IACS standard for the assessment of design and operations of the IACS.

Based on the assessment on the operations of the IACS, the Company’s IACS has been effectively designed and is operating as of December 31, 2011, in all material respects, in accordance with the IACS standards.

March 8, 2012

/s/ Joon Ho Kim
Joon Ho Kim
Internal Accounting Control Officer

/s/ Pal Seung Lee
Pal Seung Lee
Chief Executive Officer